Exhibit 10.1
NBC HOLDINGS CORP.
Second Amendment to 2004 Stock Option Plan
The following amendment is hereby made to the 2004 Stock Option Plan (the “Plan”) of NBC Holdings Corp., a Delaware corporation (the “Corporation”), by the Board of Directors of the Corporation pursuant to Section 7.1 of the Plan and is effective as of January 14, 2010.
Section 4.1 of the Plan shall be deleted and replaced in its entirety with the following:
4.1 Reserved Shares. Subject to Section 11 (relating to adjustments upon changes in capitalization), the aggregate number of shares of Stock (as defined in Section 6) that may be acquired under the Plan by any one Eligible Employee and by all Eligible Employees pursuant to options granted hereunder shall not exceed 100, 306 shares. Shares of Stock covered by options granted under the Plan, which options expire, terminate or are canceled for any reason (other than an option, or part thereof, that is canceled by the Committee and for which cash is paid in respect thereof) shall again become available for award under the Plan.
This amendment of the Plan was adopted by Written Consent of the Board of Directors of the Corporation on January 14, 2010.

By:	/s/ Mark W. Oppegard
	Name:	Mark W. Oppegard
	Title:	Chief Executive Officer and Secretary